        Exhibit 10.26

January 10, 2022

Carl Decicco
By Email Delivery

Dear Carl:

This letter agreement (this “Agreement”) confirms the terms of the remainder of your employment with Foghorn Therapeutics Inc. (together with its subsidiary, the “Company”) and certain benefits to be provided to you by the Company. We agree as follows:
Transition Period.

Transition. Subject to earlier termination as provided herein, from the date of this Agreement through the end of the business day on January 31, 2022 (the actual date of your termination of employment, the “Separation Date”), you will serve as a Special Advisor to the Company’s Chief Scientific Officer (“Special Advisor”). From the date hereof until the Separation Date, the terms of the Amended and Restated Employment Letter Agreement between you and the Company, dated October 14, 2020 (the “Employment Agreement”) shall continue in effect, except as expressly modified by this Agreement, including your new role as Special Advisor. You acknowledge and agree that nothing contained in this Agreement shall give rise to a claim for “Resignation for Good Reason” (as defined in the Employment Agreement) under the Employment Agreement. On the Separation Date, you will be deemed to resign from any and all:
(i)officer positions you hold with the Company or any of its affiliates; (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its affiliates; and (iii) memberships you hold on any of the committees of any such boards or bodies, including any joint steering, research or similar committees on behalf of the Company.

Duties and Responsibilities. From the date of this Agreement until the Separation Date, you will continue to perform your duties as Special Advisor. You will at all times continue to devote your best professional efforts to the Company and use your best efforts to abide by all of its policies and procedures as are in effect from time to time.

Compensation. From the date hereof until the Separation Date, you will continue to receive your current base salary, payable in accordance with the Company’s regular payroll practices, and to participate in all employee benefit plans and programs of the Company in accordance with the terms of those plans and programs. Notwithstanding the requirement that you remain employed on the date that annual bonuses are paid to employees of the Company, you will be eligible to receive an annual bonus in respect of the Company’s 2021 fiscal year, based on achievement of the pre-established performance objectives and payable at the same time and in the same manner as bonuses are paid to other executives of the Company (or earlier at the Company’s discretion).

Stock Options. All outstanding stock options (the “Stock Options”) previously granted by the Company to you under the Company’s 2020 Equity Incentive Plan or the Company’s 2016 Stock Incentive Plan (collectively, the “Plans”), or portions thereof, that are unvested as of the date hereof shall continue to vest in accordance with the terms of the Plans and the applicable award agreements between you and the Company evidencing the Stock Options (collectively, the “Equity Documents”) through the Separation Date, it being understood there shall be no further vesting of any Stock Options following the Separation Date.

Employment Termination.

(a)Resignation. On the Separation Date, your employment with the Company will terminate and you will be deemed to: (i) resign any and all positions with the Company and (ii) resign from all other positions you hold with the Company, as provided under Section 1(a) of this Agreement.

(b)Final Compensation. You will receive, on or as soon as reasonably practicable following the Separation Date, (i) your base salary for the final payroll period of your employment, through the Separation Date, and (ii) reimbursement for business expenses incurred by you but not yet paid to you as of the Separation Date, in accordance with the Company’s reimbursements procedures and practices in effect from time to time; provided, that you submit all expenses and supporting documentation required within ten (10) days of the Separation Date. You acknowledge and agree that, upon a termination of your employment on January 31, 2022, you shall not be entitled to any severance payments or benefits under Section 3 of the Employment Agreement.

(c)Employee Benefits. For period commencing immediately following the Separation Date and ending on December 31, 2022, you will continue to participate in the Company’s health, dental and vision plans as if your employment had not terminated on the Separation Date (i.e., the Company will pay the employer’s portion of such benefit coverage). Thereafter, you may have the right to continue participation in the Company’s health, dental and vision plans under applicable law, which will be communicated to you under separate cover, at your expense. Nothing in this Agreement will affect any vested rights you may have under the Company’s employee benefit plans and programs.

(d)No Further Compensation. You acknowledge and agree that the payments and benefits described in Sections 2(b) and 2(c) and the extended exercise period of vested Stock Options described in Section 3 are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided or otherwise, through the Separation Date, and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid or afforded to you. For the avoidance of doubt, from and after the Separation Date, you will not be eligible to receive any severance payments and benefits under any severance plan or policy of the Company or pursuant to the Employment Agreement.

(e)Release of Claims. In consideration of the payments and benefits set forth in this Agreement, including your eligibility to receive an annual bonus in respect of 2021 as provided under Section 1(c) above and the extended exercise period of vested Stock Options provided in

Section 3 below, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree to execute and return to the Company a release of claims in the form attached as Exhibit A to this Agreement (a “Release”) within the time period specified therein (but in no event prior to the Separation Date). The execution and non-revocation of the Release is a condition to the receipt of the annual bonus under Section 1(c) and the benefits provided under Section 3 of this Agreement.

Extended Option Exercise Period.

Vested Stock Options. You and the Company acknowledge that, (i) as of January 31, 2022, the portion of the Stock Options that will have vested under the Equity Documents is as set forth on Exhibit B (such portion, the “Vested Options”), and (ii) pursuant to the terms of the Equity Documents, you are afforded a three-month period following termination of employment to exercise the Vested Options in accordance with their terms (the “Standard Vesting Period”). You further acknowledge and agree that the portion of the Stock Options that is not vested under the Equity Documents as of the Separation Date will automatically terminate with no consideration due to you.

Extended Option Exercise Period. In consideration of the terms of this Agreement and notwithstanding the Standard Vesting Period, the Vested Options shall remain exercisable until July 5, 2022, and following such date, the Vested Options, if not exercised in accordance with the terms of the Equity Documents, shall no longer be exercisable and shall automatically terminate with no consideration due to you. The Vested Options shall in all other respects remain subject to and evidenced by the Equity Documents. You acknowledge and agree that any Vested Option that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) that is exercised more than three (3) months following the Separation Date will be treated as a non-qualified stock option. Nothing herein, however, constitutes tax advice to you and you are urged to consult your own independent tax advisors regarding the tax treatment of the Stock Options.

Early Termination of Employment. It is expected that your employment with the Company will continue until January 31, 2022. If your employment terminates prior to such date for any reason, your right to severance payments and benefits, if any, the terms and conditions of such severance payments and benefits will be as set forth in the Employment Agreement and you will forfeit your rights under this Agreement.

Withholding. The Company shall have the right to withhold from all payments made under this Agreement or otherwise paid or provided to you in respect of your employment with the Company any taxes or any other amounts required to be withheld by the Company under applicable law, which amounts may be withheld in the discretion of the Company from any amounts payable under this Agreement.

Continuing Obligations; Cooperation; Non-Disparagement.

(a)Continuing Obligations. You acknowledge and agree that the restrictive covenants referenced in Section 4 of the Employment Agreement and set forth in the Employee Non-Solicitation, Confidentiality and Assignment Agreement between you and the Company, dated as of January 4, 2019 (the “Confidentiality Agreement”) and in the Employee Non- Competition Agreement between you and the Company, dated as of January 17, 2019 (the “Non- Competition Agreement”), together with any other confidentiality, non-solicitation, invention assignment or other restrictive covenants in favor the Company or any of its affiliates to which you are bound (together, the “Restrictive Covenants”), shall continue to apply in accordance with their terms.

(b)Cooperation. You agree to cooperate with the Company and its affiliates with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement, which such agreement to cooperate shall survive the termination of your service hereunder. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

(c)Non-Disparagement. You agree that you will not, directly or indirectly, at any time disparage or criticize the Company, any of its affiliates, or any of their respective management, businesses, products or services, or any of the other Released Parties (as defined below). The Company agrees (i) to instruct its executive officers and directors as of the Separation Date not to disparage or criticize you and (ii) not to disparage you in any authorized corporate communications to any third parties.

Section 409A.

(a) This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
Any reimbursement for expenses payable to you hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations (after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.

Miscellaneous. This Agreement constitutes the entire agreement between you and the Company, and replaces all prior and contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement and all related matters; it being understood, for the avoidance of doubt, that the Restrictive Covenants shall remain in effect in accordance with their terms. This Agreement may not be amended and no breach will be deemed waived unless agreed to in a signed writing by you and an authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision hereof in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles of any jurisdiction. By entering into this Agreement, you agree that any action, demand, claim or counterclaim in connection with any aspect of the subject matter of this Agreement shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. This Agreement may be executed in separate counterparts (including by electronically delivered .pdf files or copies of manually signed signature pages), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

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If the foregoing is acceptable to you, please sign this Agreement in the space provided and return it to the Company. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
FOGHORN THERAPEUTICS INC.

By: /s/ Adrian Gottschalk
President and CEO

Accepted and agreed:

/s/ Carl Decicco
Carl Decicco
Date: 1/9/2022

[Signature Page to Transition Agreement]

Exhibit A Release
For and in consideration of certain benefits to be provided to me under the letter agreement, dated [DATE] (the “Agreement”), between me and Foghorn Therapeutics Inc. (the “Company”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company, and all of its past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, including those in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates or the termination thereof, including under or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each, as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

I acknowledge that I will continue to be bound by my obligations under the Agreement, the Employment Agreement (as defined in the Agreement), and the Confidentiality Agreement (as defined in the Agreement that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my confidentiality, and non-solicitation obligations set forth in the Agreement, the Employment Agreement, and the Confidentiality Agreement.

I understand that nothing contained in this Release of Claims will adversely affect my rights to enforce the terms of the Agreement, and shall not adversely affect my rights to any defense,

indemnification, contribution and/or coverage under the Company’s director’s and officer’s liability insurance policy or the charter or bylaws of the Company, in each case, in accordance with its respective terms by reason of services I rendered for the Company or any of its subsidiaries as an officer, director and/or an employee thereof. Further, this release does not include and will not preclude: (a) rights to vested benefits under any applicable employee benefit plans of the Company; (b) rights under the Equity Documents (as defined in the Agreement); (c) any rights to indemnification in accordance with the Employment Agreement; and/or (d) claims that cannot be waived under applicable law by singing this Release of Claims.

I acknowledge that this Release of Claims creates legally binding obligations and that the Company has advised me to consult an attorney before signing it. I understand that I cannot sign this Release of Claims until the date my employment with the Company terminates. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty- one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Chief Legal Officer of the Company prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided, that I do not revoke my acceptance in accordance with the immediately preceding sentence.

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Accepted and agreed:

Signature:          Carl Decicco
Date:

Agreed and acknowledged by: FOGHORN THERAPEUTICS INC.
By:         Name: Adrian Gottschalk
Title: President & CEO

[Signature Page to General Release and Waiver of Claims]

Exhibit B

Vested Option Schedule